Exhibit 99.2

CEVA, Inc. Q4 & FY 2022 Financial Results Conference Call - Prepared Remarks:: Feb 15, 2023

CEVA, INC.

Fourth Quarter and Full Year 2022 Financial Results Conference Call

Prepared Remarks of Amir Panush, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

February 15, 2023

8:30 A.M. Eastern

Richard

Good morning everyone and welcome to CEVA’s fourth quarter and full year 2022 earnings conference call. Joining me today are Amir Panush, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of CEVA. This is Amir’s first earnings conference call with CEVA and I wish him all the best in his role as CEO.

Forward Looking Statements and Non-GAAP Financial Measures

I would like to remind you that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding market trends and dynamics, including projected declines in the global semiconductor industry in 2023 and the long-term demand opportunity for our technology; our market position, strategy and growth drivers, including with respect to licensing and royalties, Wi-Fi, 5G and software; demand for and benefits of our technologies; expectations and financial guidance regarding future performance, including our belief in our long-term royalty growth prospects; guidance for 2023; and our plans for hosting an investor event in the second half of the year. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include: the scope and duration of the pandemic, including continued restrictions in China; the extent and length of the restrictions associated with the pandemic and the impact on customers, consumer demand and the global economy generally; the ability of CEVA’s IPs for smarter, connected devices to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance; the speed and extent of the expansion of the 5G and IoT markets; our ability to execute more base station & IoT license agreements; the effect of intense industry competition and consolidation; global chip market trends; and our ability to successfully integrate Intrinsix into our business. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. Q4 & FY 2022 Financial Results Conference Call - Prepared Remarks:: Feb 15, 2023

In addition, we will be discussing certain non-GAAP financial measures which we believe provide a more meaningful analysis of the our core operating results and comparison of quarterly results. A reconciliation of non-GAAP financial measures is included in the earnings release we issued this morning and in the SEC filings section of our investors relations website at investors.ceva-dsp.com.

With that said, I’d like to turn the call over to Amir who will review our business performance for the quarter and provide some insight into our ongoing business. Amir;

Amir

Thank you, Richard. Welcome everyone and thank you for joining us today. I want to start this call by sharing how excited I am to be part of CEVA, and to lead this incredibly talented organization through its next stage of growth. Although I have only been with the company for a little over 6 weeks now, I have been highly impressed with three important factors:

First, the people. This team is passionate about their work and the success of the company, fostering a great corporate culture of collaboration and drive.

Second, a world-class portfolio of innovative, wireless connectivity and smart sensing IPs.

There is no greater indicator of the success of CEVA to date than to realize that more than 50 CEVA-powered devices were sold EVERY SECOND in 2022 and reaching a record 1.7 billion devices over the course of the year.

Third, I believe the market opportunity for CEVA’s technology has never been greater. The markets that we serve, including Wireless IoT, 5G and Edge AI are some of the fastest growing in the semiconductor industry.

We are conducting a review of each of our product lines to ensure that we are investing our resources in the areas with the highest potential for growth. Once I have this in place, I look forward to sharing the details of it with you at an investor event, which is planned to take place in the second half of the year.

CEVA, Inc. Q4 & FY 2022 Financial Results Conference Call - Prepared Remarks:: Feb 15, 2023

Turning to our performance for the fourth quarter. We reported another solid quarter despite the weak economic backdrop, with continued strong momentum in our licensing business and resilience in our royalties. We signed 22 licensing agreements in the quarter, with notable strength in 5G, where we signed 3 agreements, and Wi-Fi 6 with four agreements. We also signed a strategic deal for our Ultra-wideband IP with a global leader in automotive semiconductors for their digital car key initiative. Other customer agreements signed in the quarter target AI for in-memory computing, smart audio, connectivity for smartphones, TWS earbuds, wearables, sensor fusion software for set-top-box remotes and more. Royalty revenue was down compared to last year reflecting the broad macro/consumer weakness and elevated inventory levels.

For the full year, we delivered record total revenue of $134.6 million, an increase of 10%, driven by strong licensing demand throughout the year across our extensive IP portfolio. Revenue from licensing, NRE and related for 2022 reached $89.3 million, an increase of 23% year-over-year, the fourth sequential year of growth. We signed 76 new licensing and NRE agreements, up from 73 last year. Licensing is a precursor for royalty revenue and this record licensing year further reinforces our belief that the royalty revenue opportunity for CEVA continues to expand. I will elaborate shortly on what I believe the drivers for CEVA’s business will be in 2023 and the royalty opportunity ahead.

In terms of full year royalties, our annual royalty revenues were down 9% year-over-year to $45.4 million, with the largest decline was in our handset baseband royalties, which were down 24% year-over-year, primarily due the continued ramp down by a customer of ours who was replaced by a competitor for 5G chips at a large U.S.-based handset OEM. To a lesser extent, smartphone sales in emerging markets, a stronghold for our China-based customer, were impacted by the global slowdown. Moving to our base station and IoT category, despite the weak global consumer demand in the second half of the year, we still managed to achieve record royalty revenues generated by a record 1.4 billion devices. Bluetooth royalties grew 11% year-over-year, generated from a record 1 billion unit shipments. Base station RAN royalties also grew, up 14% year-over-year, while lower shipments and royalties from PCs, robot vacuum cleaners, cameras and other consumer related technologies, affected many of our customers. Overall, I’m encouraged by the strength and potential of our royalty business and believe that our diversified customer base and end markets ensure that CEVA is on a positive trajectory with promising long-term royalty growth prospects.

CEVA, Inc. Q4 & FY 2022 Financial Results Conference Call - Prepared Remarks:: Feb 15, 2023

In terms of future growth drivers, I would like to highlight three important areas where CEVA has an excellent opportunity in licensing and royalties, Wi-Fi, 5G and software.

●	The first is Wi-Fi.

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Wi-Fi is one of the fastest growing connectivity standards and the most in-demand technology for IoT. The Wi-Fi 6 standard was architected with low power IoT in mind, enabling even battery-powered devices to remain working for up to years at a time. This coupled with higher throughput at lower power and increased robustness has brought unprecedented demand for Wi-Fi for many end markets and use cases. Accordingly, the overall Wi-Fi for IoT TAM is expected to exceed 4.4 billion units annually by 2024, according to ABI Research and continue to grow at a CAGR of 9% through 2027.

CEVA is the industry’s dominant Wi-Fi 6 IP provider, with more than 30 licensees to date. Wi-Fi expertise today is a scarcity, with few companies possessing the majority of the knowhow. We are one of the few with this expertise and through our licensing model, we are successfully lowering the entry barriers for companies to develop Wi-Fi 6 chips. Moreover, the royalty opportunity for Wi-Fi 6 is still ahead of us - many of our customers are expected to come to market in 2023 and 2024 with their Wi-Fi 6 chipsets. And in licensing, we have already started to sign up Wi-Fi 7 lead customers, for what will soon become another Wi-Fi upgrade cycle.

●	The second area is 5G.

●

While 5G has been deployed in developed markets in the last few years, the main use case up until now has been in smartphones. However, the scalable throughput, low power and low latency of 5G means the technology is applicable in a much broader set of end markets and use cases. There is a lack of expertise in cellular, and at CEVA we have this in-house, built over decades. We already have licensed our 5G DSPs and platforms to many companies for 5G macro base stations, Open RAN, Active Antennas, Fixed Wireless Access, 5G-V2X and 5G RedCap for cellular IoT. The most recent Ericsson Mobility Report highlights Fixed Wireless Access and cellular IoT as two areas with tremendous growth opportunities in the coming years.

CEVA, Inc. Q4 & FY 2022 Financial Results Conference Call - Prepared Remarks:: Feb 15, 2023

In addition, much of the world’s 5G network coverage has yet to be built out, and soon we will see the 5G-Advanced rollout beginning in mature 5G markets. In the next few years I believe CEVA has the opportunity to license our 5G IP even more broadly, being capable of helping any company who wishes to develop a product to capitalize on the market opportunity brought about by 5G.

●	The third is software.

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Over the past number of years, CEVA has increasingly been investing in the development of software IP, in order to move up the value chain and to further differentiate our solutions. Our software portfolio today includes some highly-sought after technologies including spatial audio, AI-based environmental noise cancelation, voice recognition, and IMU-based activity detection. Our strategy is to license these software IPs directly to OEMs and ODMs for their end products, rather than to the semiconductor chipmakers. This is where we can unlock the true value of the software and generate incremental royalties for CEVA with higher ASPs. We already have strong presence in the smart TV, PC and robot vacuum cleaner markets with our sensor fusion software and will continue to invest and look for strategic market opportunities to drive strong growth in our software business.

An excellent example of this strategy at work is from CES last month, where boAt, India’s leading wearables brand, ranked #1 for wearables in India and #5 for wearables worldwide, launched new premium spatial audio wireless headphones. These headphones are powered by a Bluetooth Audio SoC featuring our Bluetooth 5 IP and our audio DSP. In addition, we also licensed our MotionEngine™ Head Tracking software directly to boAt, which is used as part of the spatial audio solution. We believe that spatial audio will become mainstream in the mid/high end TWS market segments, which according to Techno Systems Research (TSR) will surpass 400 million pairs annually by 2025. We are currently running evaluations with many headset OEMs to demonstrate the capabilities of our spatial audio and other sound-related software packages with this market in mind.

So, in summary, CEVA delivered a good year against a tough macroeconomic backdrop. We reached record revenues, driven by strong licensing demand for our products. We signed a record number of deals in the year and shipped in a record number of devices. My thanks to my predecessor Gideon and the entire CEVA team worldwide for their great contribution in 2022. I would also like to thank our partners, suppliers and to our shareholders for their confidence and support.

CEVA, Inc. Q4 & FY 2022 Financial Results Conference Call - Prepared Remarks:: Feb 15, 2023

As I look ahead into 2023, I see many opportunities ahead for the company. I have full confidence in, and believe, that we have the people, the technology and the processes in place to drive CEVA forward and be even more successful. Our comprehensive IP portfolio is in high demand and we will continue to develop outstanding products that our customers rely upon us for. Once myself and the team solidify and define what our future strategy will be, I look forward to taking you through this later in the year.

As for our expectations for 2023, according to the Semiconductor Industry Association, the global semiconductor industry is projected to decline by 4% in 2023. Also, many public semiconductor companies that reported earnings in the last two weeks have taken a muted view on 2023, particularly with regards to the first half of the year. We also see these trends, but I want to reinforce my belief that CEVA’s long term growth potential remains strong, as the continued digitalization of all things electric will continue to drive long term demand for semiconductors.

Finally, I want to sincerely wish you and your families a successful and joyful 2023. I look forward to meeting many of you at conferences and non-deal roadshows throughout the year.

Now I will turn the call over to Yaniv for the financials.

Yaniv

Thank you, Amir. Welcome on board. We’re glad to have you here. I’ll now start by reviewing the results of our operations for the fourth quarter of 2022.

-	Revenue for the fourth quarter were slightly down 2% to $33.4 million, as compared to $34.1 million for the same quarter last year. The revenue breakdown is as follows:

-	Licensing, NRE and related revenue was $22.5 million, reflecting 67% of total revenues, up 5% from $21.3 million for the fourth quarter of 2021.

-	Royalty revenue was $10.9 million, reflecting 33% of total revenues, down 14% from $12.7 million for the same quarter last year.

CEVA, Inc. Q4 & FY 2022 Financial Results Conference Call - Prepared Remarks:: Feb 15, 2023

-         Quarterly gross margins came in better than expected on GAAP and non-GAAP basis. Gross margin was 82% on a GAAP basis and 85% on a non-GAAP basis compared to our 80% and 82% guidance on GAAP and non-GAAP, respectively. Non-GAAP quarterly gross margin excluded approximately: (a) equity-based compensation expenses of $0.4 million and (b) amortization of acquired intangibles $0.4 million.

-         Total GAAP operating expenses for the fourth quarter was above the high-end of our guidance at $29.1 million due to (a) $1.3 million associated with retirement expenses of executives, (b) impairment cost of $0.3 million associated with the closing of an office, (c) lower allocation of Intrinsix’s NRE costs from R&D into cost of revenue and (d) higher compensation-related expenses.

-         Total non-GAAP operating expenses for the fourth quarter, excluding equity-based compensation expenses, retirement expenses, amortization of intangibles, impairment, and holdback expenses, were $23.0 million, also above the higher-end of our guidance, due to the same reasons I just explained.

-         GAAP operating loss for the fourth quarter was $1.6 million, down from a GAAP operating profit of $1.6 million in the same quarter a year ago. GAAP quarterly operating profit included: (a) equity-based compensation expenses of $4.1 million, (b) the impact of the amortization of acquired intangibles of $0.9 million associated with the acquisition of the Intrinsix and Hillcrest Labs businesses (c) $0.3 million of costs associated with the Intrinsix acquisition (d) impairment cost of $0.3 million associated with the closing of an office and (e) $1.3 million associated with retirement expenses of executives. Non-GAAP operating profit was $5.3 million, lower than fourth quarter 2021 of $7.2 million. For the year, GAAP operating loss for 2022 was $5.4 million, as compared to a GAAP operating income of $3.5 million reported for 2021. Non-GAAP operating profit was slightly down by 2% year over year to $22.3 million from $22.7 million, illustrating the resilience and leverage in this turmoil market environment.

-         GAAP tax benefit of $1.7 million, mainly associated with adjustment as a result of implementing the U.S. tax reform rule 174, and non-GAAP tax expense was $1.7 million, representing 24% of pretax non-GAAP income.

CEVA, Inc. Q4 & FY 2022 Financial Results Conference Call - Prepared Remarks:: Feb 15, 2023

-          U.S. GAAP net income for the quarter was $1.9 million and diluted EPS was 8 cents for the fourth quarter of 2022, as compared to net income of $3.9 million and diluted EPS of 17 cents for the fourth quarter of 2021.

With respect to other related data

Shipped units by CEVA licensees during the fourth quarter of 2022 were 375 million units, down 10% from the fourth quarter 2021 reported shipments.

-	Of the 375 million units reported, 67 million units, or 18%, were for handset baseband chips.

-	Our base station and IoT product shipments were 308 million units, up 10% sequentially but down 8% year over year.

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Bluetooth shipments were 220 million units in the quarter, up 10% sequentially, and cellular IoT units were up 75% sequentially, to 25 million units. Wi-Fi shipments were up 5% sequentially, to 37 million units.

As for the year

●	Our total shipments increased 3.5% year-over-year to 1.7 billion units, an all-time record high.

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Annual shipments of handsets were down 14% year-over-year to 328 million devices. The decline is attributable to the socket loss of a customer at a key OEM who was replaced by Qualcomm for 5G modem chipsets, and overall weak smartphone demand globally in the second half of the year.

●

Our base station and IoT product royalty revenue continued to grow and reached a new record level of $29.2 million, up from $28.6 million in 2021 and $22 million in 2020. In terms of units, base station and IoT product unit shipments were up 8% year-over-year to almost 1.4 billion units.

●	Despite the macro events and economic turmoil, our non-GAAP net income for 2022 increased 23% to $18.8 million from $15.3 million reported for 2021.

CEVA, Inc. Q4 & FY 2022 Financial Results Conference Call - Prepared Remarks:: Feb 15, 2023

As for the balance sheet items

-	At the end of the year our cash and cash equivalent balances, marketable securities and bank deposits were approximately $148 million.

-	In 2022 we repurchased approximately 219,000 shares for approximately $6.8 million. As of today, around 280,000 shares are available for repurchase.

-	Our DSO for the fourth quarter of 2022 continue to be lower than the norm at 34 days, slightly up from prior quarter’s 31 days.

-	During the fourth quarter, we generated $3.4 million cash from operating activities, on-going depreciation and amortization was $1.7 million, and purchase of fixed assets was $0.6 million.

-	At the end of the fourth quarter, our headcount was 485 people, of whom 403 were engineers. This is down from a total of 491 people at the end of the third quarter of 2022.

Now, turning to our outlook

As Amir discussed earlier, the smartphone and consumer electronics markets continue to suffer from soft demand and elevated inventories. Also, the technology sector is undergoing project expense adjustments and re-alignments. We expect this softness to continue into the first half of 2023 and anticipate that both our licensing and royalty revenues will be lower sequentially while picking up the pace in the second half of the year. Due to this uncertain economic outlook and reduced visibility across the industry, we will refrain from giving annual revenue guidance for 2023 at this time. We will revisit this topic and do our best to provide more information when visibility improves.

In general, our licensing, NRE and related revenues business continues to generate good customer traction across our diversified portfolio. In royalties, we believe the strength of our base station & IoT customers will see this category continue to grow in 2023, primarily in the back half of the year. Handset baseband royalties are anticipated to decline further in 2023, offsetting the growth in our base station and IoT royalties.

On the expense side, we implemented cost control measures and may extend those measures as we monitor the market. However, we also plan to continue and invest in our growth drivers and will update further on this topic, in our upcoming investor event planned for later this year. Overall we expect GAAP COGS expense for 2023 to increase by $0.5 million - $1.5 million and non-GAAP COGS expense for 2023 to increase by $2.5 million - $3.5 million. GAAP OPEX for 2023 is expected to decrease by $3 million - $4 million and non-GAAP OPEX for 2023 is expected to increase by $1 million to $2 million.

CEVA, Inc. Q4 & FY 2022 Financial Results Conference Call - Prepared Remarks:: Feb 15, 2023

Our non-GAAP tax rate for 2023 is expected to be just over 30%, due to utilization limitation of withholding taxes in our Israeli subsidiary.

Specifically for the first quarter of 2023

-         Based on what we are seeing across the industry, the soft macro and consumer weakness is expected continue in the first half of 2023. For the first quarter, our expectations are in line with industry trends. We continue to monitor our licensing pipeline and our royalty business closely, so we can respond to the changing market dynamics.

-          Gross margin is expected to be similar to the fourth quarter of last year, approximately 82% on a GAAP basis, and 85% on a non-GAAP basis, excluding an aggregate of $0.4 million of equity-based compensation expenses and $0.4 million amortization of acquired intangibles.

-         OPEX for the first quarter of 2023 is expected to be lower than the fourth quarter of 2022, and in the range of $26.8 million to $27.8 million. Including an expected $3.6 million of equity-based compensation expenses, $0.3 million to the Intrinsix holdback related expenses, and $0.3 million for amortization of acquired intangibles. Non-GAAP OPEX is expected to be slightly higher than the fourth quarter of last year and in the range of $22.7 million – $23.7 million.

-         Net interest income is expected to be approximately $0.7 million.

-         Taxes for the first quarter are expected to be approximately 30% on non-GAAP basis.

-         Share count for the first quarter of 2023 is expected to be 24.3 million shares.

CEVA, Inc. Q4 & FY 2022 Financial Results Conference Call - Prepared Remarks:: Feb 15, 2023

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you for joining us today and for your continued interest in CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events, we will be participating in the following conferences:

-	Mobile World Congress, February 27nd in Barcelona, Spain

-	35th Annual Roth Conference. March 12-14, in Laguna Niguel, CA

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye